10.1

TERMINATION AGREEMENT

December 17, 2007

Yoram Drucker
Israeli I.D number 59795252
31 Dov Sadan st.
Jerusalem

Dear Yoram:

In connection with the termination of your employment relationship with Brainstorm Cell Therapeutics Ltd., a company incorporated under the laws of the State of Israel and Brainstorm Cell Therapeutics, Inc., a Delaware corporation (collectively, the “Company”), the Company and you have agreed to the severance benefits described in the “Description of Severance Benefits” attached to this letter as Attachment A, if you sign and return this letter to the Company within five (5) days of the date hereof.

Your active employment with the Company terminated on November 15, 2007 (the “Termination Date”); however, if you sign and return this letter agreement as described above, you will remain on the Company’s payroll solely for the purpose of receiving your severance benefits until your severance payments are fully paid by the Company in accordance with this letter agreement. As agreed between you and the Company, you shall be permitted to seek, accept and commence employment with a new employer at any time after the date hereof, provided that such employment does not violate Section 6 of this letter agreement. You will not accrue any additional vacation time or salary (other than severance payments as described herein) after your Termination Date.

The signature below of an authorized representative of the Company indicates the Company’s agreement to the terms hereof. In addition, by your signing and returning this letter agreement to the Company, you will be agreeing to the terms and conditions set forth in the paragraphs below, including the release of claims set forth in Section 3. Therefore, you are advised to consult with your attorney before signing this letter agreement.

The following paragraphs set forth the terms and conditions which will apply if you timely sign and return this letter agreement.

1.	Termination Date. The effective date of termination from active employment with the Company, as stated above, is November 15, 2007.

2.
Description of Severance Benefits. The severance benefits to be paid to you if you timely sign and return this letter are described in the “Description of Severance Benefits” attached hereto as Attachment A (the “severance benefits”).

3.
Release. For good and valuable consideration which you acknowledge you would not otherwise be entitled to receive, you hereby fully, forever, irrevocably and unconditionally release, remise and discharge the Company and its predecessors and successors and past and present officers, directors, stockholders, partners, members, managers, affiliates, subsidiaries, consultants and parent companies, agents, representatives and employees (together, with the Company, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys' fees and costs), of every kind and nature which you ever had or now have against the Released Parties, including, but not limited to, all claims arising out of your employment with and/or separation from the Company (including, without limitation, any claims for back-pay or relating to or arising from salary, compensation or wages), all employment discrimination claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. §2000e et seq., the Americans With Disabilities Act of 1990, 42 U.S.C., §12101 et seq., both as amended; all claims arising out of the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Fair Credit Reporting Act, 15 U.S.C. §1681 et seq., the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. § 1001 et seq., the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101 et seq., the New York Human Rights Law, N.Y. Exec. Law, Art. 15, ss. 290 et seq., and the New York Rights of Persons With A Disability Law, N.Y. Civil Rts. Law, Art. 4-B et seq., all as amended; the New York Equal Rights Law, as amended; the New York City Administrative Code, except for rights that cannot be waived by law, all as amended; all common law claims including, but not limited to, actions in tort, defamation and breach of contract; all claims to any non-vested ownership interest in the Company, contractual or otherwise, including, but not limited, to claims to stock, phantom stock, or other type of equity, ownership interest, incentive compensation or profit sharing; and any claim or damage arising out of, or otherwise occurring during, your employment with or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above (collectively, the “Released Claims”); provided, however, that nothing in this Agreement prevents you from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission or a state fair employment practices agency (except that you acknowledge that you may not be able to recover any monetary benefits in connection with any such claim, charge or proceeding).

Also, this Termination Agreement comprises compromise and notice as it means in Section 29 to Israeli Severance Pay Law, 1963.

You hereby irrevocably agree to refrain from directly or indirectly asserting any Released Claims in any court or before any tribunal against the Released Parties.

You acknowledge that you have had an opportunity to consult with independent legal counsel and have had the opportunity to discuss fully the terms of this release with such independent legal counsel.

You acknowledge that you have five (5) days after the date hereof to consider the terms of this release before signing it.

You acknowledge that this Agreement shall become effective immediately upon execution by you and an authorized representative of the Company.

4.
Return of Company Property. Except with respect to the Company vehicle, of which, pursuant to Section 4 of Attachment A, you are entitled to maintain possession (the “Company Car”), you agree that you have returned all property belonging to the Company including, but not limited to, keys, files, records (and copies thereof), computer hardware and software, credit cards, cellular phones, fax machines, and pagers, if any, and any and all other information or property previously or currently held or used by you that is or was related to your employment with the Company (collectively, “Company Property”). You agree that any data belonging to the Company that is saved or resides on your personal computer, PDA, in your personal files or otherwise in your possession shall be properly transferred and delivered to the Company by November 15, 2007. You agree that in the event that you discover any Company Property and materials (other than the Company Car) in your possession after the Termination Date, you will immediately return such Company Property to the Company. You further agree to leave intact all electronic documents belonging to the Company, including those which you developed or helped to develop during your employment.

5.
Non-Disparagement by You. You understand and agree that as a condition of payment to you of the severance benefits, you shall not make any false, negative, disparaging or derogatory statements (whether written, oral or otherwise) about the Company, its business affairs, strategy, management, financial condition or otherwise or about the Released Parties, to any party, including any media outlet, industry group, financial institution, competitor or current or former employee, consultant, client or customer of, or investor in, the Company, or any of the Released Parties.

6.	Non-Competition.

a.	For a period of two years after the date you are no longer on the Company’s payroll, you will not directly or indirectly:

(i) as an individual proprietor, partner, stockholder, officer, employee, director, joint venturer, investor, lender, consultant, or in any other capacity whatsoever (other than as the holder of not more than one percent of the combined voting power of the outstanding stock of a publicly held company), develop, design, produce, market, sell or render (or assist any other person in developing, designing, producing, marketing, selling or rendering) products, technologies, or services in the stem cell field; or

(ii) solicit, divert or take away, or attempt to divert or to take away, the business or patronage of any of the clients, business partners, customers or accounts, or prospective clients, customers or accounts, or any vendors or suppliers of the Company while you were employed by the Company.

b.
For a period of two years after the Termination Date , you will not directly or indirectly recruit, solicit or hire any employee of the Company, or induce or attempt to induce any employee or contractor or consultant or collaborator of the Company to terminate his/her employment with, or otherwise cease his/her relationship with, the Company.

7.
Binding Agreement. This letter agreement shall be binding upon the parties upon execution, and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by duly authorized representatives of the parties hereto. This letter agreement is binding upon and shall inure to the benefit of the parties and their respective agents, assigns, heirs, executors, successors and administrators.

8.
Waiver of Rights. No delay or omission by any party hereto in exercising any right under this letter agreement shall operate as a waiver of that or any other right. A waiver or consent given by any party hereto on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

9.
Validity. Should any provision of this letter agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this letter agreement.

10.	Cooperation.

a.
You agree that after the date hereof, you shall reasonably cooperate with and assist the Company with respect to its intellectual property assets and filings as and when requested by the Company. You also hereby represent and acknowledge that the intellectual property of the Company is owned exclusively by the Company and you have no ownership rights whatsoever in or to such assets or properties.

b.
You agree that for a period of two (2) years following the Termination Date, you shall reasonably cooperate with and assist the Company with respect to any third party litigation regarding matters occurring in whole or in part during your employment with the Company.

11.
Confidentiality. To the extent required by law, you understand and agree that as a condition for payment to you of the severance benefits herein described, the existence and terms and contents of this letter agreement, and the contents of the negotiations and discussions resulting in this letter agreement, shall be maintained confidential by you and your agents and representatives and shall not be disclosed to any third party except to the extent required by federal or state law or as otherwise agreed to in writing by the Company (provided, however, you shall be permitted to discuss these matters with your legal counsel, tax planner or advisor and other professional service providers, provided that such persons maintain such confidentiality). In addition, you agree that, except to the extent required by law, you shall not discuss with any third party, and shall maintain the strictest confidentiality of, any information regarding or relating to the Company, its business, its business plans, its financial condition, its products, its intellectual property or other assets, its board of directors, officers, employees, consultants, vendors, customers, prospects or partners. In addition, in no event shall no present yourself to any person or party as an agent, consultant, officer or employee of the Company, and you shall not make any representation or commitment to any party or commitments on behalf of the Company.

12.
Nature of Agreement. You understand and agree that this letter agreement is a severance agreement and general release by you and does not constitute an admission of liability or wrongdoing on the part of the Company or any of its affiliates. You also agree that the Company is not obligated to offer or provide severance benefits or payments to you, and that its offer of severance benefits and payments to you hereunder is subject to your satisfaction of the conditions set forth herein.

13.
Acknowledgments. You acknowledge that you were given five (5) days after the date hereof to consider this letter agreement, including Attachment A. You acknowledge that you have been advised by the Company to consult with an attorney of your own choosing prior to executing this letter agreement.

14.
Voluntary Assent. You affirm that no other promises or agreements of any kind have been made to or with you by any person or entity whatsoever to cause you to sign this letter agreement, and that you fully understand the meaning and intent of this letter agreement. You further represent and acknowledge that you have carefully read this letter agreement, including Attachment A, you understand the contents hereof, freely and voluntarily assent to all of the terms and conditions hereof, and sign your name of your own free act.

15.
Breach. IN THE EVENT YOU BREACH THIS LETTER AGREEMENT (INCLUDING, BUT NOT LIMITED TO, THE CONFIDENTIALITY, NON-COMPETITION OR NON-DISPARAGEMENT COVENANTS), THEN ALL ADDITIONAL AMOUNTS OWED TO YOU UNDER THIS LETTER AGREEMENT BY THE COMPANY SHALL CEASE IMMEDIATELY, AND THE COMPANY (AND THE RELEASED PARTIES, AS THE CASE MAY BE) SHALL HAVE THE RIGHT TO RECAPTURE FROM YOU ALL PREVIOUS PAYMENTS MADE TO YOU UNDER THIS LETTER AGREEMENT AND TO SEEK ALL OTHER REMEDIES AVAILABLE TO THEM UNDER APPLICABLE LAW. IN THE EVENT OF YOUR BREACH OF THIS LETTER AGREEMENT, THE COMPANY (AND THE RELEASED PARTIES, AS THE CASE MAY BE) SHALL BE ENTITLED TO REIMBURSEMENT FROM YOU OF ALL REASONABLE LEGAL FEES AND OTHER EXPENSES INCURRED BY IT OR THEM IN CONNECTION WITH THE ENFORCEMENT OF THEIR RIGHTS UNDER THIS LETTER AGREEMENT. IN THE EVENT A COURT OF LAW DETERMINES THE COMPANY HAS BREACHED THIS LETTER AGREEMENT, THE COMPANY SHALL REIMBURSE YOU FOR ANY REASONABLE LEGAL FEES INCURRED BY YOU IN ENFORCING YOUR RIGHTS HEREUNDER.

16.
Third Party Beneficiaries. The Released Parties are intended beneficiaries of the covenants made by you in this letter agreement, and they shall be entitled to enforce this letter agreement as if they were actual parties hereto.

17.	Counterparts. This letter agreement may be executed in counterparts, each of which shall be deemed to be an original but both of which together shall constitute one and the same instrument.

18.
Applicable Law. This letter agreement shall be interpreted and construed by the laws of the State of New York without regard to conflict of laws provisions. You hereby irrevocably submit to and acknowledge and recognize the jurisdiction of the courts of the State of New York, or if appropriate, a federal court located in New York (which courts, for purposes of this letter agreement, are the only courts of competent jurisdiction), over any suit, action or other proceeding arising out of, under or in connection with this letter agreement or the subject matter hereof.

19.
Entire Agreement. This letter agreement contains and constitutes the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and cancels all previous oral and written negotiations, agreements, commitments, and writings in connection herewith. Nothing in this paragraph, however, shall modify, cancel or supercede your obligations set forth in this letter agreement.

IN WITNESS HEREOF, the parties hereto have executed this letter agreement as of the day and year first set forth above.

Very truly yours,

BRAINSTORM CELL THERAPEUTICS LTD.

By: /s/ Rami Efrati
Name: Rami Efrati
Title: CEO

BRAINSTORM CELL THERAPEUTICS INC.

By: /s/ Rami Efrati
Name: Rami Efrati
Title: CEO

I hereby agree to the terms and conditions set forth above and in the attached Description of Severance Benefits. I have been given five (5) days to consider this letter agreement and I have chosen to execute this on the date below. I intend that this letter agreement will become a binding agreement between me and the Company upon the signing of this letter agreement.

/s/ Yoram Drucker	12/17/07
Yoram Drucker	Date

ATTACHMENT A

1.
The Company will reimburse you for any outstanding business expenses as of the Termination Date which were approved in advance and are supported by appropriate receipts and of the type and amount traditionally reimbursed by the Company.

2.
An aggregate gross payment ( Employer cost ) of $60,000U.S., converted to Israeli Shekel in accordance with the Conversion Formula, from which all applicable statutory deductions and withholdings under Israeli law will be made, including, without limitation, social security, pension and education fund withholdings, which payment shall be paid out as follow :

Date (dmyy)	Employer cost
1.1.08	$5,000
1.2.08	$5,000
1.3.08	$30,000
1.4.08	$5,000
1.5. 08	$5,000
1.6.08	$5,000
1.7.08	$5,000
“Conversion Formula” shall mean the application of the representative rate of exchange of the U.S. Dollar against the NIS last published by the Bank of Israel immediately prior to the date of payment of the respective installment.

3.
Further, you acknowledge and agree that the payments described in Section 2 above are in full satisfaction of any claims you may have for outstanding salary, wages, compensation or other payments due and owing under your Employment Agreement with the Company.

4.
Should you decide to continue your use of the Company vehicle assigned to you after the Termination Date, the Company will deduct from the amounts payable to you under Section 2 above, 3500 NIS, from which all applicable statutory deductions and withholdings under Israeli law will be made, including, without limitation income tax , social security, pension and education fund withholdings.

5.
Out of the total number of options granted to you: (a) the options granted to you on November 16, 2004, to acquire 685,760 shares of Common Stock of the Company at an exercise price of $0.15 per share are fully vested and shall be exercisable for four (4) years from the Termination Date; (b) the options granted to you on May 2, 2006, to acquire 100,000 shares of Common Stock of the Company at an exercise price of $0.15 per share are fully vested and shall be exercisable for two (2) years from the Termination Date; and (c) the options granted to you on March 21, 2007, to acquire 250,000 shares of Common Stock of the Company at an exercise price of $0.47 per share shall continue to vest and be exercisable in accordance with the Option Agreement between you and the Company dated March 31, 2007 as if your employment continued throughout the entire vesting period (collectively, the “Stock Options”). You have no rights, contractual or otherwise, to any additional shares of the Company, options, or rights to receive or purchase any security or instrument of the Company, other than the 400,000 shares of Common Stock you own outright. Any other options are hereby forfeited to the Company and therefore unexercisable as of the date hereof. The Option Agreement between you and the Company by which the foregoing options were granted (the "Option Agreement") is hereby amended and revised by reference.

6.
On the Effective Date, all rights and sums accumulated in your Manager’s Insurance Policy no. _________ and Continuing Education Fund (as such terms are defined in the Employment Agreement) shall be released and transferred to you, and the Company shall sign standard confirmation and transfer approvals to the applicable insurer to that effect. If you will choose to continue to pay the manager’s insurance and the education fund until the last payment on July 1,2008 the released will be done in the day of the last payment .,

7.	For a period of three (3) years following the Termination Date, the Company shall, at its expense, maintain your coverage under the Company’s Director and Officer Liability Insurance Policy.